Exhibit 10.59

                       FIRST AMENDMENT TO AGREEMENT THREE

Effective February 29, 1996, Agouron Pharmaceuticals, Inc., a California corporation with offices at 10350 North Torrey Pines Road, La Jolla, California 92037 ("Agouron"), and Japan Tobacco Inc., a Japanese corporation with offices at JT Building, 2-2-1 Toranomon, Minato-ku, Tokyo 105 Japan ("JT"), for good and valuable consideration, agree as follows:

                                 Article I
                                 Background

1.01 Pursuant to the terms of the agreement which was originally entered into on February 28, 1994 (hereinafter referred to as "Agreement Three"), Agouron and JT have conducted a collaborative research program ("Research Program") consisting of a research project ("Research Project V") to discover novel anti-viral drugs to treat rhinovirus infections. JT has assisted Agouron in the discovery activities of Research Project V to enable the parties to develop scientific skills and information and experimental data which have been made available to another collaborative research program which the parties are conducting ("Agreement Two").

1.02     Section 1.20 of Agreement Three provides for a two year Research
Term expiring February   29, 1996, unless such Research Term is extended or
shortened by the mutual written agreement of the parties or by operation of the provisions of Agreement Three, including Section 2.02 and Article VI.

1.03 The parties have elected not to extend Research Project V and, instead, wish to refocus the research efforts which would have been committed by Agouron scientists during the third year of Research Project V to the Agreement Two research program. To affect the preceding and to clarify the parties' rights and obligations, the parties agree to amend the terms of Agreement Three by entering into this First Amendment to Agreement Three ("First Amendment").

1.04 For purposes of this First Amendment, terms with initial capitalization shall have the same meanings as those set out in Agreement Three.

                                 Article II
                              First Amendment

2.01     The parties agree that the last day of the Research Term of
Agreement Three is February   29, 1996 and that the Research Program ends on
February 29, 1996.

2.02 The parties agree that only chemical compounds synthesized in the Research Program during the Research Term shall be subject to the provisions of Sections 3.05(c) and 5.03(c) of Agreement Three.

2.03 The parties agree that any chemical compounds not qualifying as Program Compounds under the definition of Section 1.04 of Agreement Three, which are synthesized in the Research Program during the Research Term shall be assigned to and owned jointly by the parties.


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2.04     The parties agree that, subject to the provisions of Section 5.03 of
Agreement Three, any Program Compounds shall be assigned to and owned solely by Agouron. Any Patent Rights covering Program Compounds shall be assigned to and owned jointly by the parties pursuant to the terms of Section 3.05 of Agreement Three.

2.05 The parties agree that the chemical compounds to be contained in a List of Agreement Three Compounds to be dated as of February 29, 1996 ("List of Agreement Three Compounds") are the only chemical compounds synthesized in the Research Program during the Research Term. The parties agree to use their best efforts to classify as soon as possible the chemical compounds contained in the List of Agreement Three Compounds, as being either Program Compounds or Non-Program Compounds; such classification shall be based on the definition of Program Compound which is set forth in Agreement Three, Section
1.04. The List of Agreement Three Compounds shall be reviewed and approved in writing by both of the parties.

2.06 The parties agree that the chemical compounds contained in the List of Agreement Three Non-Program Compounds dated as of February 29, 1996 do not qualify as Program Compounds. The List of Agreement Three Non-Program Compounds shall be reviewed and approved in writing by both of the parties and shall be supplemented as the parties classify as being Non-Program Compounds those previously unclassified chemical compounds contained in the List of Agreement Three Compounds.

2.07 The parties agree that the chemical compounds contained in the List of Agreement Three Program Compounds dated as of February 29, 1996 qualify as Program Compounds. The List of Agreement Three Program Compounds shall be reviewed and approved in writing by both of the parties, and shall be supplemented as the parties classify as being Program Compounds those previously unclassified chemical compounds contained in the List of Agreement Three Compounds.

2.08 The parties agree that Program Technology does not include any know-how, trade secret, experimental data, formula, expert opinion, experimental procedure and other confidential and/or proprietary information (including
crystallographic information and coordinates):  (i)   specifically concerning
a Target Protein and/or (ii) specifically relating to the discovery of a Program Compound, intermediates thereof, or a Program Product, which is developed or acquired by or on behalf of Agouron or JT, independently or jointly, as the case may be, after the last day of the Research Term.

2.09 The parties shall cause their respective employees to cooperate as reasonably required to co-author manuscripts and to file patent applications on separately or jointly made inventions arising out of Agreement Three.

2.10 The parties agree that Research Project V terminates effective February 29, 1996, and agree to reallocate the research efforts which would have been committed by certain of Agouron scientists during the third year of Research Project V to Agreement Two.

2.11 Commencing March 1, 1996, Agouron shall be free, without any further action by Agouron or JT and without any further obligation to JT, to continue work to discover, develop, manufacture and market novel anti-viral drugs to treat rhinovirus infections and/or chemical compounds which interact with a Target Protein(s), on its own or with any third party. JT, on its own or

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with any third party, agrees not to conduct research and development to discover, develop, manufacture and market novel anti-viral drugs to treat rhinovirus infections. JT agrees not to use Program Technology to discover, develop, manufacture and/or commercialize novel anti-viral drugs to treat rhinovirus infections. JT agrees not to disclose to third parties any Program Technology. The parties hereby agree that any Program Technology shall be assigned to and owned jointly by the parties and that either party shall be free, subject to the preceding two sentences, to use Program Technology for any purpose. If requested by either party, the other party will provide an acknowledgment to a third party concerning the continuing rights and obligations of the parties, if any, under Agreement Three.

2.12 The parties agree that effective February 29, 1996 Agreement Three is amended to delete Section 5.03(a).

2.13 Except as modified by the terms contained herein, the provisions of Agreement Three shall remain in full force and effect.


AGOURON PHARMACEUTICALS, INC.               JAPAN TOBACCO INC.



By:     /s/ Gary E. Friedman, Esq.          By:     /s/ Masakazu Kakei
        ------------------------------              -------------------------
        Gary E. Friedman, Esq.                      Masakazu Kakei
Title:  Vice President & General Counsel    Title:  Managing Director,
                                                    Pharmaceutical Business

Date:   February 16, 1996                   Date:   March 4, 1996